EXHIBIT 10.56

Execution Copy

AGREEMENT FOR SERVICING PRIVATE STUDENT LOANS

By and Between

STUDENT CU CONNECT CUSO, LLC,

and

FIRST ASSOCIATES LOAN SERVICING, LLC

DATED AS OF MAY 18, 2012

TABLE OF CONTENTS

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Agreement for Servicing Private Student Loans

This Agreement for Servicing Private Student Loans is made and entered into as of May 18, 2012, by and between First Associates Loan Servicing, LLC, a Delaware limited liability company (the “Servicer”), and Student CU Connect CUSO, LLC, a Delaware limited liability company (the “Client”).

RECITALS:

A.	The Client owns student loans (“Student Loans”) made by Eli Lilly Federal Credit Union (the “Originating Lender”) to students attending post-secondary educational institutions operated by ITT Educational Services, Inc. (each, a “School”).

B.	The Client, as owner of the Student Loans, is responsible for providing for the servicing and collection of the Student Loans.

C.	Subject to the terms and conditions set forth in this Agreement, the Servicer will provide servicing and collection services for Student Loans while they are held by the Client.

D.	Subject to the terms and conditions of this Agreement, the Servicer also will provide services to the Client in connection with the deconversion of, and transfer to the Servicer for servicing and collection hereunder of, Student Loans currently being serviced by Xerox Education Services, Inc. (formerly known as ACS Education Services, Inc.) for the Client

AGREEMENT:

In consideration of the foregoing premises and the mutual covenants contained herein, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions

The following terms as used in this Agreement (including the preamble of this Agreement) shall have the following meanings unless the context clearly indicates otherwise:

(A) “Account” means all Serviced Loans with the same Borrower’s social security number.

(B) “Additional Disbursement Loan” has the meaning assigned thereto in Section 2.11(A) of this Agreement.

(C) “Agreement” means this Agreement for Servicing Private Student Loans, including Schedules A through H hereto which are made a part hereof, as supplemented and amended from time to time in accordance with the provisions hereof.

(D) “Applicable Laws” means the State and Federal consumer lending and collection laws and other laws applicable to the Services, to the extent the same apply to the servicing and collection of loans made by a federal credit union or national bank to competent adult individuals (including such loans that have been transferred to another entity), including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the Truth-in-Lending Act, the Higher Education Opportunity Act, the Federal Trade Commission Act, the USA PATRIOT Act, and any regulations implementing such statutes (including, without limitation, the FTC Red Flag Rules).

(E) “Borrower” means an individual who borrows funds through a Student Loan.

(F) “Business Day” means a day of the year other than a Saturday, a Sunday or a day on which banks located in New York, New York are required or authorized by law to remain closed or a scheduled holiday for the Servicer (as set forth in Schedule G hereto for 2012, and, for subsequent years, for which it has provided notice pursuant to Section 2.10 hereof).

(G) “Client” means Student CU Connect CUSO, LLC, a Delaware limited liability company, and its successors and permitted assigns.

(H) “Customer Information” means nonpublic information relating to Borrowers or co-signers of Serviced Loans, including without limitation names, addresses, telephone numbers, e-mail addresses, credit information, account numbers, social security numbers, loan balances or other account information, and lists derived therefrom.

(I) “Deconversion Services” means those services to be provided by the Servicer pursuant to Schedule D hereto (and does not include those services provided pursuant to Section 2.11 hereof).

(J) “Defaulted Loan” means a Serviced Loan with respect to which (1) any required payment becomes more than 180 days delinquent (without regard to whether such payment is later made), or (2) the Servicer is notified that the Borrower is deceased.

(K) “Deferment Period” means a period permitted by the Program Guidelines during which a Borrower is enrolled in a School or is in the military and is permitted to temporarily forego payments on the Borrower’s Student Loan.

(L) “Effective Date” means May 18, 2012.

(M) “Examiner” has the meaning assigned thereto in Section 2.06(A) hereof.

(N) “Expiration Date” means May 31, 2017.

(O) “Forbearance Period” means a period permitted by the Program Guidelines during which a Borrower (in Repayment) is permitted to temporarily forego payments or make reduced payments on the Borrower’s Student Loan.

(P) “Grace Period” means the three-month or six-month period immediately preceding the Repayment Period, if and as provided for in the Borrower’s Note.

(Q) “Interim Period” means the period from the disbursement of a Serviced Loan to the commencement of the earlier of (1) the Grace Period and (2) the Repayment Period, if and as provided for in the Borrower’s Note.

(R) “ITT” means ITT Educational Services, Inc., a Delaware corporation, and its successors and assigns.

(S) “Note” means the authoritative electronic copy of an electronically signed application and loan agreement evidencing a Student Loan or, if in paper form, the originally executed application and loan agreement evidencing a Student Loan.

(T) “Originating Lender” means Eli Lilly Federal Credit Union, a federal credit union, which makes or has made the Student Loans.

(U) “Program” means the private student loan program under which the Originating Lender makes or has made loans to students for costs of attendance at the Schools.

(V) “Program Guidelines” means the guidelines for origination, servicing and administration of the Student Loans attached hereto as Schedule E, as amended by agreement of the parties hereto with the prior consent of ITT.

(W) “Program Requirements” means the applicable provisions and requirements of the Note, the Program Guidelines and any Applicable Laws. In the event of any inconsistency between:

(1) Applicable Law and the Note or the Program Guidelines, Applicable Law shall prevail; or

(2) the Note and the Program Guidelines, the Note shall prevail.

(X) “Repayment” or “Repayment Period” means the period of time during which a Borrower is required under his or her Note to make installment payments to repay the aggregate principal amount of, plus accrued interest on, the Borrower’s Student Loan.

(Y) “Repayment Schedule” means the schedule of loan payments established prior to the commencement of the Repayment Period with respect to a Student Loan, which schedule sets out the amount and timing of installments necessary to pay such Student Loan in full within the applicable Repayment Period.

(Z) “School” means an institution of higher education owned and operated by ITT.

(AA) “Serviced Loan” means any of the Student Loans identified in Section 2.01 hereof, except for those Student Loans with respect to which this Agreement has been terminated as provided in Section 5.03; provided, however, that a Defaulted Loan shall not be a “Serviced Loan” for purposes of Schedule A.

(BB) “Servicer” means First Associates Loan Servicing, LLC, a Delaware limited liability company, and its successors and permitted assigns.

(CC) “Servicer Default” means the occurrence and continuance of any of the following events with respect to Serviced Loans:

(1) any failure by the Servicer to deliver to the Client any payment required hereunder, which failure continues unremedied for three Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Client;

(2) any failure by the Servicer to observe or to perform in any material respect any covenant or agreement of the Servicer set forth in this Agreement, which failure shall continue unremedied for a period of 30 days after the earlier of (a) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Client or (b) the date on which an officer of the Servicer responsible for servicing operations becomes aware of the failure to observe or perform such covenant or agreement;

(3)(i) the filing of a decree or order by a court having jurisdiction in the premises with respect to the Servicer or any substantial part of its property (a) for relief in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Servicer or for any substantial part of its property, or (c) ordering the winding-up or liquidation of the Servicer’s affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of 60 consecutive days, or (ii) the commencement by the Servicer of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Servicer to the entry of an order for relief in an involuntary case under any such law, or (iii) the consent by the Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Servicer or for any substantial part of its property, or the making by the Servicer of any general assignment for the benefit of creditors, or (iv) the failure by the Servicer generally to pay its debts as such debts become due, or (v) the taking of action by the Servicer in furtherance of any of the foregoing.

(DD) “Services” means those services to be provided by the Servicer pursuant to Sections 2.02, 2.11 and 5.03 hereof.

(EE) “Servicing Extract” means the report identified as “Servicing Extract” in Schedule C hereof.

(FF) “Servicing Reports” means those reports to be provided to the Client by the Servicer pursuant to Section 2.03 hereof.

(GG) “Statement of Work” means the Statement of Work included in Schedule B hereof.

(HH) “Student Loan” means a student loan made by the Originating Lender under the Program to finance or refinance a portion of a Borrower’s costs of attending a School.

(II) “Transferred Defaulted Loan” has the meaning assigned to such term in Section 5.03(C) hereof.

(JJ) “XES” means Xerox Education Services, Inc., a Delaware corporation (formerly known as ACS Education Services, Inc.).

Section 1.02 Definitions of General Terms

Unless the context clearly indicates otherwise, or may otherwise require, in this Agreement the terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement as a whole and not to any particular article, section or subsection thereof.

Unless the context clearly indicates otherwise, or may otherwise require, in this Agreement (i) references to articles, sections and other subsections, whether by number, letter or otherwise, are to the respective or corresponding articles, sections or subsections of this Agreement as such articles, sections or subsections may be amended from time to time; (ii) references to chapters, subchapters and sections of any public law or statute of the United States are to the respective or corresponding chapters, subchapters and sections as they may be amended from time to time; and (iii) the word “heretofore” means before the date of execution of this Agreement, the word “now” means at the date of execution of this Agreement, and the word “hereafter” means after the date of execution of this Agreement.

ARTICLE II

PROVISION OF SERVICES

Section 2.01 Loans Covered by this Agreement

The Servicer hereby agrees to provide the Services for all Student Loans that the Client, in its sole discretion, delivers to the Servicer for servicing hereunder.

Section 2.02 Services

(A) The Servicer shall service, administer and make collections on the Serviced Loans in accordance with the terms hereof. The Servicer shall provide the services described in Schedule B hereto with respect to Serviced Loans.

(B) In performing the Services, (i) the Servicer shall exercise commercially reasonable care and diligence and shall comply with the Program Requirements in all material respects, and (ii) if an inconsistency exists between the Program Requirements and the Statement of Work, the Servicer shall follow the Program Requirements.

(C) Except as otherwise provided in this Agreement, the parties expressly acknowledge that the Servicer shall have the right, but not the obligation (except as the Servicer may specifically agree), to give any notices to, comply with any requests or directions of, or otherwise be responsible for communicating or coordinating with any guarantor or surety of any Serviced Loans.

Section 2.03 Servicing Reports

(A) The Servicer shall provide via FTP and/or online self service to the Client and ITT periodic Servicing Reports described in Schedule C hereto.

(B) Except as otherwise provided in this Agreement, including without limitation Section 2.03(A) hereof and the Statement of Work, the Servicer shall provide all Servicing Reports, at the Servicer’s election, either (i) by delivery to the Client and/or ITT, as the case may be, as provided in Section 6.08 hereof or (ii) by making such Servicing Reports available to the Client and/or ITT, as the case may be, in electronic format (including on a server to which the Client and/or ITT, as the case may be, is granted access).

(C) The parties to this Agreement shall comply with all Applicable Laws, including (without limitation) those relating to privacy and information security, in connection with the provision, receipt, storage, and use of the Servicing Reports.

(D) The Servicer agrees to provide a Servicing Extract as of the end of each month on the first Business Day of the following month, provided that the failure to provide the Servicing Extract by the 5th Business Day of the month following the month to which such Servicing Extract relates shall (subject to Section 5.04(A) hereof) be a material failure for purposes of Section 1.01(CC)(2) hereof.

Section 2.04 Manner of Performance of Services

The Servicer shall be entitled to determine the manner in which the Services are accomplished and shall have the right to effect such changes or modifications to its equipment, computer programs, reports, procedures and techniques as it deems necessary or advisable without the consent of the Client; provided, however, that such determination, changes or modifications shall not abrogate or in any way modify the Servicer’s obligations under this Agreement (including with respect to the standard of care relating to the servicing of the Serviced Loans). The Servicer shall notify the Client and ITT of any major systems modifications, such as replacing its hardware or software platforms.

Section 2.05 Safekeeping of Loan Documents

A copy of each Note and either originals, duplicate copies or other electronic documentation of all other material documents related to the Serviced Loans which are in the custody of the Servicer shall be maintained by the Servicer. The Servicer shall employ reasonable efforts, consistent with industry standards, to safeguard the Serviced Loan documentation from loss, damage or destruction due to fire, flood, theft, or other hazard. The Servicer shall execute backups of all of the electronic files relating to Serviced Loans to magnetic tape or other electronic media, and periodically rotate a copy of such electronic files to an off-site storage facility. Notwithstanding the foregoing, the Servicer may destroy physical loan documentation to the extent such destruction does not violate the Program Requirements, if adequate primary and back-up electronic records are maintained of such destroyed physical loan documentation to the extent required by the Program Requirements.

Section 2.06 Examination of Records

(A) The Client, ITT, and their respective agents, auditors, and consultants (each of which is referred to herein as an “Examiner”) will have the right, at any time and from time to time (subject to the limits set forth in Section 2.06(B) below), during normal business hours, with at least five Business Days’ notice, to examine, audit, and copy any and all of the Servicer’s records or accounts pertaining to any Serviced Loan, including loan documentation, and to interview or consult with the Servicer’s officers and employees as it deems necessary to determine compliance with this Agreement. Any such examination or audit shall be at the expense of the party on whose behalf it is conducted.

(B) Except during the continuance of a Servicer Default, each of the Client (and its agents, auditors and consultants) and ITT (and its agents, auditors and consultants) shall be limited to a single such examination or audit in any calendar year.

(C) Prior to granting access as provided in Section 2.06(A), the Servicer may require that any Examiner sign an agreement containing the confidentiality provisions set forth in Section 6.02(E) hereof.

Section 2.07 Appointment as Agent

The Client hereby appoints the Servicer as its agent solely for endorsing and depositing negotiable instruments (checks, money orders, etc.) made payable to the Client but in the possession of the Servicer for the purpose of crediting Borrower Accounts.

Section 2.08 Reports and Audits Relating to the Servicer

The Servicer shall provide to the Client and ITT in the manner provided in Section 2.03(B), by December 31 of each year, commencing 2012, a report prepared by independent certified public accountants selected by the Servicer, of a type II SSAE 16 audit.

Section 2.09 Additional Information and Actions

In addition to information otherwise required to be provided hereunder and actions otherwise required to be taken hereunder, from time to time upon request during the term of this Agreement, the Servicer shall submit such information and take such action as may be reasonably requested by the Client or ITT to assure that the Serviced Loans are maintained in a proper and secure condition.

Section 2.10 Servicer Holidays

No later than December 1 of each year, the Servicer shall provide the Client and ITT with its schedule of holidays for the ensuing year, which shall not include more than two days in any calendar year that are not holidays for national banks. The Servicer’s schedule of holidays for 2012 is attached as Schedule G.

Section 2.11 Deconversion of Loans from XES

(A) Commencing on the Effective Date and concluding not later than 60 days thereafter, the Servicer shall provide Services to the Client with respect to the deconversion of Student Loans from XES’ servicing system, except with respect to such Student Loans requiring additional, final disbursements (the “Additional Disbursement Loans”), and the transfer of servicing of those Student Loans, except those relating to the Additional Disbursement Loans, to the Servicer.

(B) Commencing on the date of the last disbursement with respect to Additional Disbursement Loans, and concluding not later than 60 days thereafter, the Servicer shall provide Services to the Client with respect to the deconversion of the Additional Disbursement Loans from XES’ servicing system, and the transfer of servicing of those Student Loans to the Servicer.

(C) The deconversion and transfer of the Student Loans described in this Section 2.11 shall proceed in accordance with the schedule set forth in Schedule H hereto, provided, however, that the dates set forth therein are subject to reasonable adjustment upon the written agreement of XES, the Client and the Servicer, so long as the deconversion and transfer of all of such Student Loans, including the Additional Disbursement Loans, is otherwise completed within the timeframes established under Sections 2.11(A) and (B) of this Agreement.

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ARTICLE III

COMPENSATION

Section 3.01 Amount of Compensation

(A) The Client shall pay or cause to be paid to the Servicer the fees and expenses specified in Schedule A hereto for the performance of the Services with respect to the Serviced Loans. The fees specified in Schedule A hereto shall remain fixed for the term of this Agreement, except as otherwise provided in subsection (B) below.

(B) If any of the Program Requirements are amended or otherwise changed (including any change in the interpretation or applicability of Applicable Laws) or if the Servicer agrees to perform additional services based upon the applicability or (in the case of laws that the Servicer has determined, based on the advice of counsel, are reasonably likely to be held to be applicable) potential applicability of other laws after the date of this Agreement so as to materially increase the costs or obligations of the Servicer in providing the Services hereunder, the Servicer shall be entitled to propose to the Client and ITT an amendment to this Agreement which would increase fees to offset the documented additional costs of complying with such amendment or change or performing such additional services, and if the parties are unable to agree upon such amendment within 60 days after the proposed amendment is sent to the Client and ITT, then the Servicer shall be entitled to terminate this Agreement upon 180 days’ prior written notice to the Client and ITT.

Section 3.02 Statements

The Servicer shall send to the Client a billing statement for the fees, expenses, and other amounts due (including pursuant to Section 6.05 hereof) pursuant to this Agreement with respect to each month. The Servicer shall transmit each billing statement no later than ten Business Days before the 27th day of the following month; provided, however, that any delay in such mailing shall not relieve the Client of its obligation to pay the fees due hereunder.

Section 3.03 Due Dates for Payments

(A) Except as provided in Section 3.03(B), the Client shall pay the Servicer for Services rendered in each month on the 27th day of the following month (or, if such day is not a Business Day, on the next Business Day). If the Servicer has timely submitted its billing statement, then except as provided in Section 3.03(B), the Client shall pay a late charge of 1.5% per month on any payment not received on such date until such amount is paid.

(B) In the event of any good faith dispute by the Client regarding any amount for the current billing period over $5,000 billed by the Servicer, the Client may, by written notice to the Servicer detailing the grounds for the dispute, withhold payment of such disputed amount for a reasonable period pending resolution of the dispute, but shall pay the undisputed portion billed when and as due. Any amount in dispute that does not exceed $5,000 shall be paid as provided in Section 3.03(A). The parties will use best efforts to resolve any disputes within 90 days of the date payment would otherwise be due.

(C) Upon any termination of this Agreement, all fees, expenses, and other amounts owed to the Servicer hereunder shall become immediately due and payable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Servicer

The Servicer hereby represents and warrants that it is duly organized and validly existing as a limited liability company in good standing under the laws of the state of Delaware.

Section 4.02 Representations and Warranties of the Client

The Client hereby represents and warrants that it is duly organized and validly existing as a limited liability company in good standing under the laws of the state of Delaware.

Section 4.03 Mutual Representations and Warranties

Each party hereby represents and warrants to the other as follows:

(A) It has the corporate power and authority to own its assets and carry on its business as contemplated by this Agreement, and to enter into, and perform in accordance with, the terms of this Agreement.

(B) It has, and its officers acting on its behalf have, the requisite corporate authority to engage in the transactions contemplated by this Agreement, and the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms, conditions and provisions of this Agreement do not and will not violate, conflict with or result in a breach of any of the terms, conditions or provisions of applicable law, its organizational and governing documents or any agreement or instrument to which it is a party or by which it is bound, or constitute a default thereunder; and it is not a party to or bound to any agreement or instrument or subject to any corporate restriction or judgment, order, writ, injunction, decree, law, rule or regulation which may materially and adversely affect its ability to perform its obligations under this Agreement.

(C) This Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization and other similar laws relating to creditors’ rights generally and to general principles of equity.

(D) It has obtained all consents, approvals, licenses, exemptions or authorizations of, or filings or registrations with, any government or governmental body which are required in connection with the execution and delivery of this Agreement and the Performance of its obligations hereunder, the failure to obtain which could materially and adversely affect its ability to perform its obligations under this Agreement.

(E) There is no pending action, suit, proceeding, inquiry or investigation with respect to which notice has been served upon it before any court, governmental or public entity or arbitrator against or affecting, directly or indirectly, it or any of its properties, which if adversely determined would have a material adverse effect on its ability to perform its obligations hereunder, and, to the best of its knowledge, no such action or proceeding has been threatened.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term of Agreement

Unless sooner terminated in accordance with the terms hereof, this Agreement shall remain in full force and effect with respect to all Serviced Loans from the date hereof until and including the Expiration Date.

Section 5.02 Termination

(A) The Client or ITT may terminate this Agreement, by written notice to the Servicer, (i) at any time after the occurrence and during the continuance of a Servicer Default or (ii) as provided in Section 5.04(A); provided, however, that such termination shall not take effect unless and until a successor servicer has been retained.

(B) The Servicer may terminate this Agreement as provided in Section 3.01(B) hereof; provided, however, that such termination shall not take effect unless and until a successor servicer has been retained.

(C) If (i) the Client fails to pay or cause to be paid any fees or other amounts required under Article III as and when due, or (ii) the Client fails to pay or cause to be paid any indemnity payment under Section 6.05(B) hereof when due, and such failure is not cured within 10 days after receipt by the Client of notice thereof, the Servicer may terminate this Agreement, by written notice to the Client and ITT.

(D) The Client or ITT may terminate this Agreement by 30 days’ written notice to the Servicer, upon the conditions specified in Schedule F; provided, however, that such termination shall not take effect unless and until a successor servicer has been retained.

Section 5.03 Termination with Respect to Specific Loans; Activities Relating to Defaulted Loans

(A) This Agreement shall cease to apply with respect to a Serviced Loan when such Serviced Loan is paid in full.

(B) If a Serviced Loan becomes a Defaulted Loan, the Servicer shall (i) perform collection activities on, or assign to one or more collection agencies, such Defaulted Loan, and (ii) continue to account for such Defaulted Loan. The Servicer shall transfer to the Client on a weekly basis an amount equal to 72.0% of the gross amounts received (prior to reduction for collection agency fees) with respect to all such Defaulted Loans, and shall retain the balance of such gross amounts received as its sole compensation for the collection and management of collection of, and accounting for, Defaulted Loans. The collection agencies utilized by the Servicer and any agreement under which such collection agencies operate must be approved by the Client and consented to by ITT

(C) The provisions of Section 5.03(B) of this Agreement may be terminated by the Client, with respect to any one or more Defaulted Loans, in its discretion, at any time and from time to time by written notice to the Servicer (each such Defaulted Loan, a “Transferred Defaulted Loan”). With respect to any such termination for which the Client provides notice to the Servicer on or before the fifth Business Day preceding the end of a calendar month, the Servicer shall no longer be responsible for reporting or accounting for such specific Transferred Defaulted Loans following the fifth Business Day of the immediately following calendar month, subject to the Servicer having complied with the next sentence with respect to such Transferred Defaulted Loans. With respect to any Transferred Defaulted Loan for which the Client provides notice to the Servicer on or before the fifth Business Day preceding the end of a calendar month, the Servicer shall provide to the Client within five Business Days of the immediately following calendar month the Claims Processing Report (as defined on Schedule C hereto) and any other information the Client requests relating to those Transferred Defaulted Loans. With respect to any Transferred Defaulted Loan for which the Client provides notice of termination to the Servicer during the last four Business Days of a calendar month, the Servicer shall continue to provide the activities required by Section 5.03(B) of this Agreement through the end of following calendar month and shall provide the reporting described in the preceding sentence by the fifth Business Day of the second month thereafter, after which reporting the Servicer shall no longer be responsible for reporting or accounting for such specific Transferred Defaulted Loans.

Section 5.04 Impossibility of Performance; Disaster Recovery Plan

(A) If the Servicer is rendered unable, wholly or in part, by a force outside of its control (including but not limited to acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, fire, communication line or power failure, earthquakes or other disasters) to carry out its obligations under this Agreement, the Servicer shall give to the Client and ITT prompt written notice to that effect. Thereupon, the affected obligations of the Servicer shall be suspended so long as the Servicer is unable to so perform any affected obligation; provided, however, the Client may terminate this Agreement if such inability or suspension continues for more than one week and results in a failure by the Servicer to perform its basic functions under this Agreement.

(B) The Servicer will maintain a disaster recovery plan, which is designed to achieve, within commercially reasonable parameters, the continuous operation, and in the event of a material interruption, the recovery of all material business functions needed to meet the Servicer’s obligations under this Agreement. The Servicer’s disaster recovery plan will include, at a minimum, procedures for back-up and restoration of operating and administrative equipment and computer systems; procedures and third party agreements for replacement equipment (e.g., computer systems) and procedures and third party agreements for off-site production facilities. The Servicer will provide the Client and ITT with a disaster recovery plan summary and test results of such plan no less frequently than on an annual basis and will make its disaster recovery plan available for the Client’s and ITT’s review at Servicer’s site upon reasonable request, at no charge. If any event described in Section 5.04(A) occurs, the Servicer shall service the Serviced Loans in the same manner as it services other private student loans pursuant to the Servicer’s business continuity and disaster recovery plan.

Section 5.05 Deconversion Services

(A) Upon the expiration or termination of this Agreement, the Servicer shall provide the Deconversion Services.

(B) The Deconversion Services shall be provided at the Servicer’s sole cost and expense, unless this Agreement is terminated by the Servicer as provided in Section 5.02(C) hereof, in which case the Deconversion Services shall be at the Client’s cost as provided in Schedule A. The Servicer shall have no obligation to provide the Deconversion Services in such case unless it shall have reasonable assurance that it will be paid for such Deconversion Services in accordance with the terms hereof.

Section 5.06 Forwarding of Payments and Communications

After termination of this Agreement pursuant to Section 5.02 or termination with respect to Defaulted Loans pursuant to Section 5.03, the Servicer shall forward to the Client payments and communications (including, but not limited to, letters, notices of death, disability or change of address, adjudication of bankruptcy and similar documents, and forms requesting deferments or forbearance of repayment or loan cancellations) received with respect to Student Loans that were formerly Serviced Loans, promptly upon Servicer’s determination that the payments or communications relate to such Student Loans.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Limited Agency Powers

The Servicer is an independent contractor and is not, and will not hold itself out to be, the agent of the Client except with respect to the limited agency powers specifically provided herein.

Section 6.02 Confidentiality; Trade Secrets and Proprietary Information

(A) This Agreement is considered confidential information of each party and shall not be copied or disclosed by any party to anyone other than employees, officers, directors, counsel, accountants, advisors, and agents whose responsibilities require such disclosure, to affiliates and potential purchasers of such party, to any governmental agency having supervision over such party, or as otherwise required by law, without the express written consent of the other party.

(B) Except as provided in this Section 6.02(B), the Servicer (i) will use the Customer Information solely for the purpose of performing its duties and exercising its rights under this Agreement, (ii) will not use the Customer Information for any other purpose, and (iii) will not disclose or communicate the Customer Information, directly or indirectly, to any third party except as may be necessary or appropriate for the performance of its duties and the exercise of its rights hereunder. The Servicer further agrees that, except as described in this Section 6.02(B), the Customer Information will be disclosed only to such of its employees, agents and contractors who need access to the Customer Information for the purposes described above. The foregoing shall not restrict the Servicer’s use of Customer Information in connection with, or relating to (1) persons who have become “consumers” (within the meaning of the Gramm-Leach-Bliley Act) of the Servicer or (2) data gathering and analysis done by the Servicer regarding loan repayment that does not contain individual borrowers’ nonpublic personal information.

(C) The Servicer shall implement and maintain information security measures to protect against unauthorized access to or use of Customer Information, and meet the objectives of the Interagency Guidelines Establishing Information Security Standards, Final Rule (12 C.F.R. Part 30, Appendix B), and the Federal Trade Commission’s Standards for Safeguarding Customer Information (16 C.F.R. part 314 ), including without limitation: (i) access controls on information systems; (ii) access restrictions at physical locations containing Customer Information; (iii) encryption of electronic Customer Information communicated via CommonLineSM, secure connections for website access, and with respect to other transmissions by the Servicer of Customer Information compliance with the Servicer’s safeguards program as communicated to the Client and ITT from time to time; (iv) monitoring systems and procedures to detect attempts to access servers on which Customer Information resides; (v) measures to protect against destruction, loss or damage of Customer Information due to potential environmental hazards such as fire and water damage or technological failures; (vi) testing of key controls, systems and procedures; and (vii) monitoring the information security policies of any of its subcontractors that are provided with Customer Information.

(D) The Client hereby acknowledges that all materials, procedures, written instruments, files and records (except specific Borrower files and records) developed by the Servicer in connection with the Services and the performance of its other obligations hereunder are and shall be treated as proprietary in nature. The Client shall not have or acquire any proprietary or any other right whatsoever in any such materials, procedures, written instruments, files, or records developed by the Servicer.

(E) Subject to any disclosure obligation imposed by law or regulation, any examinations or audits of the Servicer conducted under Section 2.06, any financial statements or other information of the Servicer provided under Sections 2.08 or 2.09, any business continuity and disaster recovery plan of the Servicer, any other information disclosed by or on behalf of the Servicer in connection herewith or therewith, and any copies of documents made or other documents generated in connection herewith or therewith, shall be treated as confidential by the Client and each Examiner and used only for the purpose of managing and administering the Serviced Loans and determining compliance by the Servicer hereunder. No documents or information provided in connection therewith shall be delivered by the Client or the Examiner to any third party other than the Client’s accountants, attorneys, or other professional advisors (in each case, which has agreed in writing for the Servicer’s benefit to be bound by confidentiality provisions set forth in this Section 6.02) or governmental agencies having jurisdiction over the Client. The Client and each Examiner will adopt procedures and safeguards to protect against unauthorized disclosure of such documents or information, and shall, at a minimum, exercise the same standard of care to protect the Servicer’s confidential or proprietary documents and information from unauthorized disclosures as is used to protect its own confidential or proprietary documents and information from unauthorized disclosure.

Section 6.03 Amendments; Entire Agreement; Prior Agreements

(A) This Agreement may not be amended or modified in any respect except by an instrument in writing signed by each party to be affected thereby and communicated in accordance with Section 6.08 hereof regarding notices and as otherwise provided in this Agreement.

(B) This Agreement shall be the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, representations, statements, negotiations, and undertakings among any of the Servicer and the Client with respect to the Services. In the event of an inconsistency between the provisions of the Schedules attached hereto and the provisions of Articles I through VI of this Agreement, the Schedules shall prevail.

Section 6.04 Assignment and Subcontracting

(A) Except as provided in subsection (B), (C), and (D) below, this Agreement may be assigned by any party only with the consent of the other parties.

(B) The Servicer may assign its rights to receive payments under this Agreement and/or may subcontract its obligations hereunder without the consent of the Client or ITT; provided, however, that (except as provided in subsection (C) below) unless the Client and ITT have otherwise agreed, the Servicer (i) shall not subcontract its obligations in their entirety, (ii) shall not subcontract its management and oversight of servicing operations, and (iii) shall remain responsible for the performance of all of the Services with respect to the related Serviced Loans in accordance with the standards set forth herein.

(C) The Servicer may, without the consent of the Client or ITT, assign its rights under this Agreement to an affiliated entity; provided, however, that unless the Client and ITT have otherwise agreed, First Associates Loan Servicing, LLC shall remain responsible for the performance of its duties hereunder.

(D) The Client may assign its rights hereunder to an assignee of Serviced Loans that assumes the related obligations of the Client hereunder.

(E) All covenants and agreements herein contained shall extend to and be obligatory upon all assigns and successors of the respective parties hereto.

Section 6.05 Indemnity

(A) Servicer Indemnification. The Servicer agrees to indemnify and hold the Client and its directors, officers, employees and agents harmless of, from and against any and all loss, liability, cost, damage or expense, including reasonable attorneys’ fees and disbursements (collectively, “Damages”), resulting from any misrepresentation, any breach of warranty, or non-fulfillment of any agreement or covenant on the part of the Servicer under this Agreement.

The Servicer assumes no responsibility or liability for the failure of:

(1) any originator or servicer (in either case, other than the Servicer) to exercise reasonable care or due diligence in making or servicing a Serviced Loan prior to the Servicer assuming responsibility for providing Services with respect to such Serviced Loan;

(2) any Borrower or co-signer to repay a Serviced Loan; provided, however, that with respect to any former Serviced Loan that has been deconverted in connection with the termination of this Agreement pursuant to Section 5.02, the Servicer’s indemnification obligation shall apply to the amount of any loss of the legal right to collect, or reductions in any amounts payable on or with respect to, such former Serviced Loan that result, directly or indirectly, from the Servicer’s failure to provide any Servicing Extract, as provided in Section 2.03(D) hereof, or the Deconversion Services, as provided in Section 5.05 hereof, to the extent such loss or reductions result from the application of Applicable Law to such former Serviced Loan, as serviced by a successor servicer;

(3) the terms and conditions of any Serviced Loan or the Program Guidelines to comply with applicable law; or

(4) any Truth-in-Lending disclosure to comply with the Federal Truth-in-Lending Act or Regulation Z unless the Originating Lender has provided, and the Servicer fails to comply with, express instructions concerning completion of the notice.

(B) Client Indemnification. The Client agrees to indemnify and hold the Servicer and its directors, officers, employees and agents harmless of, from and against any and all loss, liability, cost, damage or expense, including reasonable attorneys’ fees and disbursements (collectively, “Costs and Damages”), resulting from:

(1) Any failure of the Client to pay the fees and expenses provided for under Article III hereof;

(2) Any breach by the Client of its obligations hereunder;

(3) Any violation of the Fair Debt Collection Practices Act or other borrower or consumer protection laws based in whole or in part on collection activities conducted by any insurer or guarantor (which terms do not include ITT) of a Serviced Loan or Defaulted Loan (including the Servicer’s failure to comply with instructions provided to any such other party by or on behalf of a Borrower); or

(4) The Servicer’s performance of the Services hereunder (including, without limitation, any Costs and Damages arising from the Servicer being made a defendant in or being required to appear in any legal action or other proceeding relating to the Serviced Loans or Defaulted Loans), except to the extent arising from the Servicer’s (i) negligence, (ii) willful misconduct, or (iii) breach of the terms of this Agreement (including its obligation to comply with the Program Requirements).

(C) Indemnification Conditioned. Notwithstanding the foregoing in this Section 6.05, the obligation of any party to indemnify and hold harmless any other party as an indemnified party is expressly conditioned on such indemnified party fully satisfying all of the following conditions: (i) providing the indemnifying party with prompt, written notice of any such Damages, or any claim that could result in any such Damages (provided that failure to provide notice will not relieve an indemnifying party of its obligations under this Section 6.05 except to the extent the indemnifying party is prejudiced by such failure) and (ii) cooperating fully with the indemnifying party and its legal representatives in the investigation and defense of any and all such claims. The indemnified party shall have the right to employ separate counsel at its own expense to participate in the defense of any action with respect to which such party is indemnified. The indemnifying party shall not compromise any claim subject to indemnification if such compromise requires anything other than the payment of money, without the prior written consent of the indemnified party.

(D) Liability Limited. Notwithstanding the foregoing in this Section 6.05, in no event shall any party be liable for any special, consequential, exemplary or punitive damages with respect to any matter whatsoever arising out of this Agreement; provided that the foregoing shall not relieve any party of its obligation to indemnify another party against any such damages awarded to a third party.

Section 6.06 Insurance

The Servicer will, at all times during the term of this Agreement and at its own expense, cause to be carried and maintain in full force and effect insurance in such amounts and with such terms as follow:

(i) comprehensive general liability with limits not less than $1 million per occurrence and $2 million annual aggregate, with coverages to include contractual liability, personal injury and advertising injury;

(ii) statutorily required worker’s compensation;

(iii) employer’s liability of $1million per employee/occurrence;

(iv) crime liability of $500,000 per occurrence; and

(v) umbrella liability with limits not less than $3 million per occurrence and aggregate.

The Servicer will provide certificates of insurance to the Client and ITT evidencing compliance with the above requirements at the time of execution of this Agreement and, upon request, on an annual basis thereafter as the policies renew or expire.

Section 6.07 Governing Law

This Agreement shall be interpreted under and governed by the laws of the State of Delaware, without regard to conflict-of-laws rules.

Section 6.08 Notices

Notices, requests or demands which may or are required to be given by any party hereunder shall be in writing or by e-mail and shall be deemed to have been properly given upon actual receipt or (i) seventy-two (72) hours after being sent by certified mail, return receipt requested, (ii) forty-eight (48) hours after being sent by national overnight courier, or (iii) upon receipt by the sender of electronic or oral confirmation of receipt of an e-mail message by the intended recipient.

All such notices and other items required to be delivered hereunder shall be addressed as follows:

If intended for the Client:

Student CU Connect CUSO, LLC

8575 West 110th Street, Suite 220

Overland Park, KS 66210

Attention: Program Administrator

Telephone: (913) 890-8020

Facsimile: (913) 322-3770

Email: scuc@rochdalegroup.com

If intended for the Servicer:

First Associates Loan Servicing, LLC

15373 Avenue of Science, Suite 300

San Diego, CA 92128

Attention: Executive Vice President

Telephone: (858) 999-3064

Facsimile: (858) 999-3064

Email: lchiavaro@1stassociates.com

Any party may change the address to which communications to it are to be sent by notice to the other parties given as aforesaid.

Section 6.09 Severability

Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 6.10 Survival

All covenants, agreements, representations, warranties and indemnities contained in this Agreement shall survive the termination of this Agreement as covenants, agreements, representations, warranties and indemnities for any occurrence or failure occurring during the term of this Agreement.

Section 6.11 Waiver of Rights

No failure by any party to exercise, or any delay in exercising, and no course of dealing with respect to any right of such party or any obligation of any other party under this Agreement shall operate as a waiver thereof, unless, and only to the extent, agreed to in writing by such party. Any single or partial exercise by any party of its rights shall not preclude such party from any other or further exercise of such right or the exercise of any other right. Any single or partial waiver by any party of any obligation of any other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation.

Section 6.12 Cumulative Remedies

No remedy by the terms of this Agreement conferred upon or reserved to the Servicer or the Client is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or existing at law or in equity or by statute on or after the date of this Agreement including, without limitation, the right to such equitable relief by way of injunction, to prevent the breach or threatened breach of any of the provisions of this Agreement or to enforce the performance hereof.

Section 6.13 Arbitration

Should any dispute develop between the parties arising under or in connection with this Agreement, or relating to the breach hereof or a claim for damages or losses relating hereto, the parties shall make a good faith effort to negotiate a mutually acceptable resolution of the dispute. Any such dispute that the parties are unable to resolve pursuant to the preceding sentence shall be resolved through arbitration by three (3) neutral arbitrators selected under the rules of the American Arbitration Association, and the arbitration shall be conducted in San Diego, California, in accordance with the procedure set forth below, and otherwise under the rules of said Association.

Within thirty (30) days of service and filing of a notice of a demand for arbitration, the claimant shall produce to the respondent all documents in the claimant’s possession that are relevant to the dispute. The claimant shall serve and file a written statement explaining its claim within forty-five (45) days of the notice for arbitration; the respondent shall respond, and shall produce to the claimant all documents in the respondent’s possession that are relevant to the dispute, within thirty (30) days thereafter; and the claimant may reply within fifteen (15) days of the response. After this period of limited discovery, a hearing before the arbitrators will occur. The arbitrators shall give written notice to the parties stating their determination and shall furnish to each party a signed copy of such determination. The determination of the arbitrators shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.

The expenses of arbitration shall be borne equally by the parties thereto, or as the arbitrators shall otherwise determine, and the arbitrators shall have the authority to award costs to the prevailing party.

Section 6.14 Headings

The Article and Section headings contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

Section 6.15 Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute but one and the same instrument.

Section 6.16 Certain Activities in U.S. Only

The Servicer will perform all Services hereunder that involve communications with a Borrower or a School from locations in, and by employees or agents located in, the United States, except in the case of Services with respect to a Borrower whose residence is located outside the United States.

Section 6.17 Third Party Beneficiary

ITT is an express, designated third-party beneficiary of this Agreement, with full power to enforce the terms hereof as if it were an original party hereto with the same rights hereunder as those of the Servicer and the Client. This Agreement may not be amended, modified, terminated or assigned without ITT’s prior written consent, which shall not be unreasonably withheld.

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IN WITNESS WHEREOF, the Servicer and the Client have executed this Agreement as of the date and year first above written.

FIRST ASSOCIATES LOAN SERVICING, LLC

By:	/s/ Larry Chiavaro
Larry Chiavaro Executive Vice President

STUDENT CU CONNECT CUSO, LLC

By:	/s/ Dan Kampen
Dan Kampen Program Administrator

SCHEDULE A

FEE SCHEDULE

(A) Basic Servicing Fees:

Monthly Charge per Serviced Loan In:	Amount of Charge
Interim Period	$2.25
Deferment Period	$2.25
Forbearance Period	$2.25
Grace Period	$4.00
Repayment Period Current	$8.00
Repayment Period from 1 through 30 days delinquent	$7.00
Repayment Period from 31 through 60 days delinquent	$6.00
Repayment Period from 61 through 90 days delinquent	$5.00
Repayment Period from 91 through 120 days delinquent	$5.00
Repayment Period from 121 through 150 days delinquent	$5.00
Repayment Period from 151 through 180 days delinquent	$5.00

(B) The Servicer shall transmit all late charges received from the Borrowers to the Client. The Client shall pay to the Servicer a “Monthly Late Charge Fee” in an amount equal to the aggregate amount of late charges transmitted to the Client by the Servicer in the preceding month. The Servicer will be entitled to retain any forbearance processing fees and returned payment (NSF, stop payment, etc.) charges assessed against and collected from Borrowers.

(C) The Servicer shall be reimbursed for the following out-of-pocket expenses:

(1) mailing costs at $0.25 per letter plus postage, with a maximum of two letters per month for Serviced Loans in Repayment and one letter per month for Serviced Loans in the Grace Period;

(2) messaging costs on Serviced Loans in the Grace Period or in Repayment, with a maximum total cost of $3,500 per month; and

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(3) skip tracing costs on Serviced Loans, with a maximum total cost of $6,000 per month. A full portfolio skip trace will be completed at the deconversion of loans from XES as described in Section 2.11 hereof, but will be covered by the conversion fee described below in Paragraph H of this Schedule A.

(D) Defaulted Loans will be disposed of or managed as directed by the Client pursuant to Section 5.03 of this Agreement and will not be subject to any per loan charge or compensation other than that provided for in Section 5.03 of this Agreement.

(E) Additional activities, including development of additional reports, may be provided and billed as agreed upon between the parties.

(F) A mutually agreed bonus compensation structure for the Servicer will be determined within three months of the Effective Date in writing by the Servicer and the Client, with the prior consent of ITT.

(G) Deconversion fees. If this Agreement is terminated by the Servicer as provided in Section 5.02(C) hereof, the Client will pay to the Servicer a deconversion fee of $25 per Borrower with respect to the Serviced Loans for which Deconversion Services are provided.

(H) Conversion fees. There will be a client set-up and portfolio conversion fee (one-time fee) of $30,000 in connection with the deconversion of Student Loans from XES as described in Section 2.11(A) hereof. For all new Student Loans added after the deconversion of Student Loans from XES as described in Section 2.11(A) hereof, including Student Loans deconverted from XES as described in Section 2.11(B) hereof, there will be a new loan boarding fee of $5.00 per loan file.

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SCHEDULE B

SERVICES

The Servicer shall provide the following Services:

1.	Receive and load electronic loan data onto the Servicer’s servicing system. Create and maintain electronic files and records pertaining to the Serviced Loans.

2.	Update enrollment data, including by periodic monitoring of, and receipt of data from, the clearinghouse; convert Serviced Loans to Repayment in accordance with Program Guidelines.

3.	After the Interim Period for a Serviced Loan ends, (i) establish a Repayment Schedule for such Serviced Loan consistent with the Note terms, and (ii) (subject to Section 6.05(A)(4) hereof) send to the Borrower a Truth-in-Lending repayment disclosure (to the extent required by the Truth-in-Lending Act).

4.	Calculate and apply origination fee (if any) and interest rate as in effect at any given time, capitalize interest on a monthly basis when applicable, and recalculate monthly payment amounts on a quarterly basis during the Repayment Period, all pursuant to the Program Guidelines.

5.	Grant Forbearance Periods to Borrowers consistent with the Program Guidelines.

6.	During Repayment, provide monthly billing statements to Borrowers for principal and interest due.

7.	Respond to inquiries and communications from Borrowers, Schools, the Client, and ITT, and communicate with Borrowers, Schools, the Client, ITT and others to the extent necessary to appropriately provide Services. Provide telephone and internet customer service options for Borrowers.

8.	Process Borrower payments on Serviced Loans promptly, and set up automatic bank account debit loan payments upon Borrower request.

9.	Remit payments received (net of any reversals) on Serviced Loans to the Client (or the assignee of the Serviced Loan) on a weekly basis.

10.	Prepare and send Internal Revenue Service Forms 1098 to Borrowers for which tax documentation is provided in connection with their Serviced Loans.

11.	Perform collection calls and send delinquency notifications to delinquent Borrowers in accordance with the Program Guidelines.

12.	Provide skip tracing activities in accordance with the Program Guidelines.

13.	Report repayment performance to credit reporting agencies in accordance with the Program Guidelines.

14.	Send annual privacy policy notices on behalf of the Client.

15.	Other services specified to be performed by the Servicer (but not the Origination Agent) in the Program Guidelines and the Statement of Work below.

STATEMENT OF WORK

For purposes of this Statement of Work, “FA” means the Servicer. Subject to the terms of this Agreement and in addition to the Services described elsewhere in this Agreement, the Servicer shall provide the following services to the Client. The Services shall consist of the duties stated herein and referenced elsewhere in this Agreement, as they may evolve during the term of this Agreement or be supplemented, enhanced, modified or replaced in accordance with the provisions of this Agreement.

Definitions: Terms

Term	Description

Standard Electronic files to be transferred to or from FA

•   Credit Bureau Reporting Files (Experian, Equifax, or Transunion)

•   Lockbox Files (retail and wholesale)

•   Western Union Quick Collect File

•   Western Union Phone Pay File

•   ACH File

•   New Loan Boarding File (Origination system file)

•   Data extract File

•   Returned Item File (if applicable)

•   Deboarding File

IVR	Interactive Voice Response system, which is component of the In Contact platform, a product licensed by FA.

Hours of Operation

FA’s installment loan servicing center hours of operation are: Monday through Friday 6:00 am to 5:00 pm (PST), on each Business Day.

Availability of FA’s Computer System:

Client may have access to FA’s Computer System whenever FA, at its discretion, has the Computer System up and available (which is typically during normal hours of operation). In some circumstances, FA may need to make unscheduled maintenance to the Computer System and for such an event FA will provide as much notice as commercially practical to the scheduled event. Access to FA’s systems may require Client to purchase and agree to certain license fees.

1.	System Access and Support:

System Access and Support:

•	FA will be responsible for support and maintenance of FA’s information security, physical security and contingency planning infrastructure for Client’s program.

•	FA will provide Technical Help Desk support.

•	FA will provide access to the Computer System if required.

•	FA will be responsible for installation and ongoing maintenance of a telecommunication line from FA to a designated Client location (if applicable).

•	FA will support and process incoming and outgoing file transfers.

•	FA will be responsible for daily and month-end production cycle administration.

•	FA will be responsible for installation and testing of new versions/upgrades.

•	FA will support on-line viewing of system-generated Reports.

•	FA will be responsible to produce and report customer performance data to all three credit bureaus.

•	FA will be responsible for production of automated customer notices, letters and monthly billing statements.

•	FA will maintain appropriate disaster recovery and business resumption plans.

2.	Product Setup and Implementation

•	FA will work with Client to establish telecommunications and technical interface requirements.

•	FA will provide project management resources to implement Client’s program.

•	FA staff will work with Client to perform the tasks necessary to implement program.

•	FA will work with Client on branding requirements for notices, letters, billing statements and customer service. Notices will be in English. A quote can be provided for notices, letters and statements in languages other than English.

•	FA uses California Bank & Trust (CB&T) as its standard Lockbox provider. FA will test standard CB&T lockbox file interfaces using Client’s custom billing statement. Client may incur additional implementation cost and/or servicing cost when using a non-standard FA lockbox provider.

•	FA will provide its standard IVR functionality. FA will customize IVR recorded messages to meet Client branding requirements.

•	FA shall provide the Servicing Reports as required by Section 2.03 of this Agreement. Client also can request the development of custom reports for FA to develop. FA will provide a quote for any custom report requested by Client.

3.	Client Support (Account Manager)

•	FA will name one or more designated account manager(s) to be Client’s principal contact with FA.

•	FA’s designated account manager(s) will focus on Client’s current and future requirements.

•	FA’s designated account manager(s) will assist in the development of expanded business opportunities for Client.

•	FA’s designated account manager(s) will obtain sign-off from Client on decisions, specifications, outputs, and results. If there are recommended changes, each party must approve the changes.

•	FA’s designated account manager(s) will be responsible for Client invoice issues.

•	FA’s designated account manager(s) will communicate on a frequent basis to review program performance and address any related questions or concerns.

4.	Training

•	FA shall provide as much training as necessary to Client during the program launch on all related systems (if applicable).

•	Client may arrange for FA trainers to come to a Client site. FA will be reimbursed for all travel costs (as provided in this Agreement) and FA personnel at the daily rate per the contract hourly rate schedule. FA will book airfare within one business day of notice from Client to maximize airline ticket discounts.

•	Training at Client facilities requires a four-week notice prior to the required training. FA will try to accommodate shorter notice if trainers are available.

5.	Loan Boarding & Quality Assurance-Post Funding

•	FA will enter all Loan information into their system through an electronic feed (electronic boarding) from XES and, if applicable, the originator.

•	FA will receive and verify incoming new Loan files to electronic feed or transmittal report.

•	FA will perform statistical quality control review of data on all new Loans electronically boarded and correct errors.

•	FA will generate a Welcome Letter for each new Loan (using Client approved text).

•	FA will provide Client’s privacy policy, as applicable, in the Welcome Letter or first customer invoice, whichever is sent first. If Client request FA to provide an opt in/opt out program, FA will provide a quote to do so.

•	FA can perform contract verification calls and welcome calls on new Loans (using Client approved script). FA can provide client a quote to provide these additional services.

•	FA will incorporate all mutually agreed guidelines, as provided by either Client or FA, into the document review/edit process.

6.	Customer Service

•	FA will establish a Client US toll-free customer service number.

•	FA will have agents available to respond to borrower questions during our normal business hours.

•	If Client or Client’s designee is performing collection services, FA will establish a mechanism to automatically transfer all calls from delinquent Obligors to Client or Client’s designee.

•	FA will establish a designated Client IVR service. FA’s standard IVR service is in English. FA can provide a quote for IVR messaging in Spanish.

•	FA will provide Client’s borrowers access to FA’s IVR for balance inquiries, general payment information, statement requests and pay-by-phone options.

•	FA will process customer correspondence received from borrowers regarding their Loan Accounts.

•	FA will process and produce requests for new billing statements.

•	FA will process name and address changes received by FA.

•	FA will provide Loan payoff quotes.

•	FA will research and resolve payment disputes.

•	FA will process requests for auto debit payments from the borrower’s account.

•	FA will process return mail.

•	FA will provide Client’s privacy policy to all obligors on an annual basis and at such other times as FA is directed by Client.

•	If applicable, FA will provide an opt in/opt out telephone number to track and notate customer privacy preferences. FA can provide a quote to support the option of an opt in/opt out service.

•	FA will establish a designated post office box for inbound correspondence.

7.	Paid Out Account Processing

•	FA will identify paid-off Accounts.

•	FA will verify that payoff funds remain clear.

•	FA will accommodate state mandated minimum finance charges for early payoffs.

•	FA will handle and resolve borrower’s inquiries on status of credit balance refund. School refunds will be handled through non-cash transactions on the FA’s Loan Servicing system. ITT will notify FA through an electronic transmittal of any loan refunds that need to be processed. FA will process the refunds and reflect those amounts within the monthly reports.

•	FA will send credit balance amount to borrower on FA check stock.

8.	Charged Off Account Processing

•	FA will provide extract file of charged off Accounts on a regularly scheduled basis to third party deficiency collection agencies (if applicable).

•	FA will provide research assistance, if needed, on Account payment history

•	If requested, FA can provide a quote to support payment transaction services to Client on deficiency Accounts.

9.	Delinquency and Collections

•	FA shall create collection activity procedures and strategy in consultation with Client, with ITT’s prior consent. The FA system will be utilized in performing collection activity.

•	FA will perform collection activity including calling and mailing.

Collection activity functions will include but not be limited to FA’s performance of the following:

Delinquency Range	Activity Level

1-30	Additional skip trace Minimum 8 contact attempts

31-60	Minimum 8 contact attempts

61+	Minimum portfolio average 6 contact attempts per month

Monitoring	Minimum 6 contact attempts per quarter

•	Contact attempts may be in the form of physical or electronic correspondence, automated outbound voice messaging, predictive dialing, or agent initiated calls.

•	FA will initiate skip trace activity at boarding for Loans converted in batch. FA will initiate skip tracing activities when unable to contact the borrower with existing contact information.

10.	Payment Processing (Payment Processing assumes use of FA’s standard lockbox provider)

ACH PAYMENTS

FA will handle payments received through automatic deduction of the customer’s DDA account and will perform the following:

•	Originate payment file for borrowers who authorize a direct debit to their bank account

•	Post payment to borrower’s Loan

•	Resolve any payment rejects

•	Provide ACH form to borrower on request for auto debit

•	Input and maintain ACH debit information for borrowers

CREDIT CARD PAYMENTS

FA will handle payments received through automatic deduction of the customer’s account and will perform the following:

•	Originate payment file for borrowers who authorize a direct billing to their credit card

•	Post payment to borrower’s Loan

•	Resolve any payment rejects

•	Provide form to borrower on request for credit card billing

•	Input and maintain credit card information for borrowers

LOCKBOX PAYMENTS

FA will handle payments received by the lockbox and will perform the following:

•	Establish a separate Client owned lockbox for Client accounts

•	Receive and process a lockbox file each business day (including Saturday, if volume dictates)

•	Reconcile any payment rejects posted by the Lockbox Processor

WESTERN UNION PAYMENTS

FA will handle Western Union payments in the following manner:

•	Establish a separate Western Union code city for Client

•	EDI will be received daily, Monday through Saturday, to post payments transmitted

•	Any payment application rejects from EDI will be processed next business day

PAYMENTS RECEIVED VIA STREET ADDRESS

FA will handle payments received at our San Diego, CA location in the following manner:

•	Process regular/irregular Loan payments

•	Identify and process rejected Loan payments

•	Clear Suspense/Exception items

BANK RETURN ITEMS

FA will handle return items in the following manner:

•	Process return items daily as received in an electronic feed from depository financial institution

•	Provide instruction to lockbox bank to process return items twice, upon Client instructions

•	Institution account number will be verified for each return item

PAYMENT RESEARCH

FA will handle payment research in the following manner:

•	Perform payment research

•	Log information onto the research tracking system

•	Assign research items to members of the research staff

•	Investigate and resolve research items

•	Provide research reporting

If the Servicer develops other payment processes or channels and makes such processes or channels available to its other clients, the Servicer shall also make them available to the Client.

11.	Daily System Reconciliation

•	FA will perform a daily reconciliation of loan activity to cash receipts and provide Client with a daily report of all credit card or ACH payments received by FA.

•	All payments received by FA will be forwarded to Client on a weekly basis via ACH or wire transfer.

•	FA will document and track rejected payment transactions

•	FA will document and track payment exception items.

•	FA will maintain and age exception items in an exception database.

•	FA will monitor and report aged suspense items.

•	FA will reconcile open and cleared adjustment items and monitor open items listing.

12.	Accounting/Reporting

•	FA will conduct monthly reconciliation of bank accounts.

•	FA will confirm funds transfer and remittance to accounts designated by Client.

•	FA shall provide the Servicing Reports as required by Section 2.03 of this Agreement at no charge. Client also can request the development of custom reports for FA to develop. FA will provide a quote for any custom report requested by Client if not otherwise required by Section 2.03 of this Agreement.

•	FA will make available to Client its standard system reports in electronic form. Standard system reports shall be provided to Client at no charge. Additional FA developed reports requested by Client and not otherwise required by Section 2.03 of this Agreement shall be charged to Client on a time plus materials basis.

SCHEDULE C

REPORTS

Item	Report Name	Report Description	Dissemination Method	Frequency

1	Servicing Extract (similar to “Ad Hocs-aka...FA Month-End CUSO file”)	This report is a data snapshot of all Serviced Loans and Defaulted Loans at the individual loan level serviced by the Servicer, and will be in a format mutually agreed upon by the Servicer and the Client.	box.com or equivalent	Monthly (or upon request)

2	Collections Detail Loan Report	This Report lists loans in a delinquent status grouped by the different delinquency buckets (30 days, 60 days, 90 days, etc.).	box.com or equivalent	Monthly

3	Activity Detail File-Cash	An activity file at the individual loan level for all cash activity that includes late charges, payments, interest, reversals, disbursements, capitalized interest adjustments, servicer adjustments, adjustments to prior periods and any other monetary activity that affects the balance of the loan. Report should include subtotal by pool, by date, totals by category, borrower name /SSN, activity description and dollar amounts.	box.com or equivalent	Monthly

4	Balance File	A daily balance loan level file that includes the outstanding principal / refund, interest, and fee(s) balance at the end of each day.	box.com or equivalent	Monthly

5	Servicer Characteristics Report

Maturity analysis report that shows the number of loans, number of Borrowers, weighted interest rate and total unpaid principal by pool and within pool by categories of:

- Interim Period

- Deferment Period

- Forbearance Period

- Grace Period

- Repayment Period Current

- Repayment Period 1>30 days delinquent

- Repayment Period 31 through 60 days delinquent

- Repayment Period 61 through 90 days delinquent

- Repayment Period 91 through 120 days delinquent

- Repayment Period 121 through 150 days delinquent

- Repayment Period 151 through 180 days delinquent

Also includes comparison of anticipated terms of simple average vs weighted average per the categories listed above.

			box. com or equivalent	Monthly

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Item	Report Name	Report Description	Dissemination Method	Frequency

6	Cash/Non-Cash Reconciliation Report	Rolling summary of cash and non-cash transactions for the period. Should include outstanding principal, accrued interest and late charges related to cash and non-cash activity in categories such as new activity, cash collections, Client advices and Servicer generated adjustments. Report will be in mutually agreed format.	box.com or equivalent	Monthly (or upon request)

7	Non-cash Detail Report	Reports at loan level all non-cash activity for the month such as refunds (payment advices for partial, full and school refunds), claim payments and reversals. Report should include subtotal by pool, by date, totals by category, contains borrower name/SSN, effective date, transition type and dollar amounts by PBO added/(removed) and interest/late charges added (removed.)	box. com or equivalent	Monthly

8	Claims Processing Report	Reports on every loan that is charged-off from the Servicer database. Reports are submitted to Client on an individual borrower basis. One report includes claim borrower Account history (BHAR) outlining all activity related to the borrower/loan.	box.com or equivalent	Monthly

9	Billing Invoices	Invoice summary showing number of items, costs billed with dollar totals due to servicer. Should be able to support invoice numbers with details of activity if requested.	box.com or equivalent	Monthly

In addition to the delivery of the Servicing Reports at the times indicated in the above table, the Servicer also shall deliver, upon the request of the Client, any or all of the Servicing Reports at any time and from time to time during the period from the Effective Date through the thirtieth day following the deconversion of Student Loans from XES as provided in Section 2.11 of this Agreement.

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SCHEDULE D

DECONVERSION SERVICES

Upon the occurrence of any event triggering Deconversion Services under the terms of this Agreement, the Servicer shall provide reasonable cooperation and assistance in transferring, to the entity designated by the Client, those records and documents maintained by the Servicer in connection with the provision of Services with respect to the Serviced Loans being deconverted (or reports with respect thereto); provided that the Servicer shall not be obligated to forward any record or document in which it asserts proprietary rights or which relates to loans other than the Serviced Loans being deconverted. All records and documents shall be transferred in such medium as may be required under any applicable Program Requirements and not inconsistent with the Servicer’s private student loan servicing guidelines and all reports shall be in such detail as may be required under any applicable Program Requirements and not inconsistent with the Servicer’s private student loan servicing guidelines.

The Servicer shall use commercially reasonable efforts to provide records that are transferable in an electronic form maintained by the Servicer within 90 days after the triggering date and to provide paper records within a reasonable time (not to exceed 180 days) after the triggering date.

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SCHEDULE E

PROGRAM GUIDELINES

Unless otherwise indicated in this Schedule E or in the definition of Program Requirements, the Servicer shall comply with all the terms in this Schedule E and will be responsible for implementing and effecting all the provisions of this Schedule E.

Program Borrowing Limits1

The minimum and maximum amounts that may be borrowed under this Loan Program, on a per borrower basis, are as follows:

Minimum Loan Amount:	$1,000 (or any other higher minimum loan amount as applicable by state law)

Annual Maximum Loan Limit:	Cost of Education less other financial aid

Aggregate Private Student Loan Program Limits:

	Associate degree programs:	$35,000

	Bachelors degree programs:	$60,000
	*Resulting in maximum undergraduate (Associate and Bachelors combined):	$60,000

	Graduate degree programs:	$25,000
	*Resulting in maximum total of all combined:	$85,000

Repayment Terms

During the Repayment Period, the minimum monthly principal and interest payment amount will be $50.00 per Account per month or the unpaid balance, whichever is less.

1)	Deferral Period

While a student is enrolled at an ITT Technical Institute, repayment of principal and interest will be deferred until the circumstances described in the “Repayment Begins” section below occur. During the deferral period, the borrower will be sent quarterly statements providing him or her the opportunity to make interest payments. During the deferral period, the borrower can also make principal payments at any time without penalty.

2)	Repayment Begins

Repayment of principal and interest on each loan will begin six (6) months after the student graduates, unless the student enrolls in another program at ITT Technical Institute and begins taking courses. For students who do not maintain at least four (4) credit hours in a given quarter for any reason other than graduation, repayment of principal and interest will begin three (3) months after their last day of attendance unless the student re-enrolls in an ITT Technical Institute and begins to take at least four (4) credit hours.

[1]	Servicer not responsible for implementing and effecting Program Borrowing Limits.

Repayment of principal and interest on each loan will begin, if not already begun pursuant to the terms of the preceding paragraph, on the first day following the seventh (7th) year anniversary of the date of the first disbursement on the loan.

3)	Repayment Duration

The term of each loan will be ten (10) years from the date the repayment period begins, exclusive of any deferment or forbearance periods.

4)	Prepayment

The borrower may prepay all or a portion of the loan at any time without penalty.

5)	Late Charges

Borrowers will be assessed a late charge if they fail to make any part of an installment payment within 15 after it becomes due. The late charge fee will be the lesser of $10.00 or 5% of the installment.

Program Eligibility, Credit Requirements, and Loan Terms2

1)	Eligible Borrower

The borrower must satisfy all of (a)-(d) below:

a) Be admitted to, or have graduated from, an ITT Technical Institute undergraduate or graduate program of study.

b) Be a U.S. Citizen or National, or a Permanent Resident.

AND

If there is a Co-signer, the Co-signer must be a U.S. Citizen or National, or a Permanent Resident.

c) Meet all credit requirements specified below in Section 3.

OR

Have a credit-worthy co-signer who meets all credit requirements specified below in Section 3.

d) Be the age of majority, as determined by individual state requirements for the primary borrower’s permanent residence, at the time of the loan application.

2)	Eligible Loan Periods

Current and Future Borrowers can apply for a loan relating to an academic year that begins within twelve (12) months after the loan application date. The first disbursement for a subsequent academic year must also occur within twelve (12) months after the loan application date.

Past Enrollment Borrowers may borrow funds for previous academic periods during which they were enrolled as long as such borrower has either graduated or is enrolled in an ITT Technical Institute on the loan application date.

[2]	Servicer not responsible for implementing and effecting Requirements listed under Eligible Borrower, Eligible Loan Periods, and Credit Requirements.

3)	Credit Requirements

To qualify for a loan, an eligible borrower must satisfy all of the following credit requirements:

a) No filed bankruptcy, discharged bankruptcy or foreclosure within the twenty-four (24) months immediately preceding the loan application date.

b) No judgments, charge offs, collections, liens, or repossessions in an aggregate amount of more than five hundred dollars ($500) within the twenty-four (24) months immediately preceding the loan application date.

c) No mortgage, student loans, or other installment loans that are currently 90 days or more past due.

d) No record of a student loan default, unless the default has been paid in full.

e) Less than three (3) derogatory credit indications on the borrower’s credit report. A derogatory credit indication is defined as a balance of at least five hundred dollars ($500) that is past due at least ninety (90) days.

f) A borrower who fails to quality on his or her own for a loan may be eligible with an eligible co-signer who satisfies all of the credit requirements and who has a credit score of at least 680.

At such time, if any, that the origination vendor of the loans can support it in an automated format, the foregoing (a) and (d) credit requirements will be modified to read instead as follows:

a) No filed bankruptcy, discharged bankruptcy or foreclosure within the twenty-four (24) months immediately preceding the loan application date unless the borrower has agreed to payment arrangements and made prompt payments for at least the last consecutive 18 months.

d) No record of a student loan default, unless the default has been paid in full, or the borrower is making satisfactory progress in repaying the loan. Satisfactory progress is defined as: at least twelve (12) consecutive payments made; Account is current; repayment history has no gaps; and the IRS Tax Offset Program was not used to pay default.

Notwithstanding the foregoing, a borrower who is otherwise eligible under all of the other provisions of these loan criteria does not need to satisfy all of the foregoing (a) through (f) credit requirements to quality for a loan if such borrower: (i) received the open account credit provided by ITT Technical Institute (known as its “Temporary Credit” program); (ii) has graduated or is enrolled in any academic quarter other than the first academic quarter of such borrower’s first academic year on the loan application date; and (iii) has not declared bankruptcy within the twenty-four (24) months immediately preceding the loan application date.

4)	Interest Rate and Origination Fee

The eligible borrower’s FICO Score will determine the interest rate and fee charged on the loan as follows:

Tier	FICO Score	Interest Rate Range	Origination Fee*
1	790+	Prime +0.5% to 2.5%	N/A
2	720-789	Prime +1.5% to 3.5%	2%
3	680-719	Prime +4.0% to 6.0%	3%
4	650-679	Prime +6.0% to 8.0%	5%
5	600-649	Prime +7.0% to 9.0%	7%
6	No credit score	Prime +8.0% to 10.5%	8%
7	599 and below	Prime +10.5% to 13.0%	10%

* Origination fee calculated as a percent of loan amount

Eligible borrowers with an Experian-Fair Isaac Score Code of 9002 or 9003 will be priced as if part of Tier 6 (“No Credit Score”).

The origination fee will be credited in full to the borrower if an entire disbursement is refunded within 60 days of the disbursement date.

Notwithstanding the rates and fees set forth in the table above, the annual percentage rate, including the capitalized origination fee, on any loan will not exceed eighteen percent (18%) over the term of the loan, or such other limit under applicable law that may be in effect from time to time.

5)	Deferment

a) In School

Principal and interest payments on a loan may be deferred by the borrower during the period that the student is enrolled in an undergraduate or graduate program at an ITT Technical Institute and is taking at least four (4) credit hours. Upon graduation, the student may defer payment of the loan principal and interest for an additional six (6) months (“grace period”). If the student enrolls in another program at an ITT Technical Institute and begins taking courses before or after the end of such six (6) months, the deferral will continue or begin again, as applicable, until such time as repayment is to begin under the terms of these loan criteria. Students whose enrollment terminates prior to graduation, or who are taking less than four (4) credit hours, will have a three (3) month grace period before principal and interest payments begin. If the student re-enrolls in an ITT Technical Institute and begins to take at least four (4) credit hours before or after the end of such three (3) month period, the deferral will continue or begin again, as applicable, until such time as repayment is to begin under the terms of these loan criteria. Borrowers will receive quarterly statements while enrolled.

b) Military

A military deferment will be available for a period during which a borrower is serving on active duty during a war or other military operation or national emergency, or performing qualifying National Guard duty during a war or other military operation or national emergency (“Qualifying Duty”). A borrower who is a member of the National Guard or other reserve component of the U.S. Armed Forces (current or retired) and who begins serving Qualifying Duty while enrolled at ITT Technical Institute, or within six (6) months after having been enrolled, is eligible to defer paying any principal or interest on a loan during the Qualifying Duty service and during the 13 months following the conclusion of the Qualifying Duty service, or until the date that the borrower returns to an enrolled student status at ITT Technical Institute, whichever is earlier.

6)	Forbearance

A borrower may request a forbearance of the payment of principal and interest on a loan, which Student CU Connect CUSO will grant in its sole discretion. Any single forbearance in the payment of a loan may not exceed three (3) months, and all forbearances granted with respect to a loan may not, in aggregate, exceed twelve (12) months over the life of the loan. If the borrower is delinquent at the time a forbearance is granted, all past due interest on the loan will be capitalized.

7)	Interest Rate

Interest will accrue at a variable rate (based on the borrower’s FICO score, see “‘Interest Rate and Origination Fee” above), beginning on the date that any portion of the loan is disbursed, on the outstanding principal balance, including any capitalized interest and origination fees. The variable rate may change monthly on the first day of each month based on the Prime Rate as of the third to last business day of the immediately preceding month. The Prime Rate is defined as the highest U.S. Prime Rate published in The Wall Street Journal “Money Rates” section. The Servicer shall calculate the rate change each month.

The applicable interest rate will be rounded to the nearest one-eighth of one percent (0.125%). In the event of a change in the Prime Rate, monthly payments will be calculated based on the then current principal balance, the remaining term of the loan, and the then current interest rate, based on a 365.25-day calendar year and will not vary in leap years.

Notwithstanding any other provisions herein, at no time will the applicable interest rate, inclusive of the capitalized origination fee, be such that the annual percentage rate on any loan exceeds eighteen percent (18%), or such other limit under applicable law as in effect from time to time.

8)	Co-Signer Eligibility

To be eligible to co-sign a loan, a co-signer must have a FICO score of at least 680 and satisfy other criteria specified above in Sections 1 (other than 1(a)) and 3. Loans with an eligible co-signer will be charged interest and fees at the Tier 4 level in Section 4 above.

9)	Default & Charge-Off

A loan will be in reportable default if any principal or interest payment under the loan is sixty (60) days past due.

A loan will be charged off if payments under the loan are due and not received for a period of one hundred and eighty (180) days.

SCHEDULE F

TERMINATION CRITERIA

This Agreement may be terminated pursuant to Section 5.02(D) as follows:

If the Actual Cumulative Default Ratio on the portfolio exceeds 35%, as measured at each month-end, the Servicer must submit to the Client and ITT an action plan setting forth in reasonable detail the steps that the Servicer intends to take to improve the repayment performance of all the Serviced Loans for the Client. If the Actual Cumulative Default Ratio on the portfolio remains above 35% for a period of ninety (90) days, as measured at each month-end, the notice of termination may be provided.

Definitions:

Actual Cumulative Default Ratio = Cumulative Defaults / All Serviced Loans (excluding (1) Serviced Loans that are in Interim Period, Deferment Period, Forbearance Period, or Grace Period and (2) Serviced Loans that are Defaulted Loans) + all Defaulted Loans

Cumulative Defaults = Total Principal Balance of Loans that become a Defaulted Loan beginning three months after the Servicer begins servicing the portfolio

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SCHEDULE G

SERVICER HOLIDAYS

2012

New Year’s Day

Martin Luther King, Jr. Day

Presidents’ Day

Memorial Day

Fourth of July

Labor Day

Thanksgiving Day

Day after Thanksgiving

Christmas Day

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SCHEDULE H

DECONVERSION AND TRANSFER SCHEDULE FROM XES’ SERVICING SYSTEM

Item	Description	Delivery Date

Ad hoc files	Delivery of “ad hoc files” for all borrowers maintained on XES’ system as of June 8, 2012 for all Accounts other than those relating to the Additional Disbursement Loans, and as of June 30, 2012 for all Accounts relating to the Additional Disbursement Loans.	June 9, 2012 for all loans/disbursements, including those partially disbursed; July 1, 2012 for all disbursements made after the June 8, 2012 initial deconversion

Borrower History and Transaction Activity	All Borrower History and Transaction Activity maintained on the XES system as of June 8, 2012 for all Accounts other than those relating to the Additional Disbursement Loans, and as of June 30, 2012 for all Accounts relating to the Additional Disbursement Loans. Such information to be delivered in a RPT-formatted file.	Within 2 business days following deconversion (June 12, 2012) for all Accounts other than those relating to the Additional Disbursement Loans; July 1, 2012 for all Accounts relating to the Additional Disbursement Loans

IntID Query	Provide a query file that matches IntID, SSN and name at the borrower level. (A sample name from a past file is: Qty_AW_ITT_PrevBorrFlg_Appvd_20111011024402.) Two files will be delivered, one providing such information for all loans/borrowers since program inception through current, the other providing such data for loans disbursed between April 1, 2012 and Effective Date.	XES will provide a Life to Date query file that matches IntID, SSN and name at the borrower level. This query will cover the time from origination up to the deconversion date of June 8, 2012 with a delivery date of June 9, 2012. A supplemental query will be run as of June 30, 2012, which will capture the time period from June 8th through June 30th with a delivery date of July 2, 2012.

Asset documents	For any borrowers for which Client determines it does not have all asset documents (promissory notes, electronic signature logs, disclosures, etc), XES to provide such.	Within 15 business days of XES receipt of list from Client for all Accounts other than those relating to the Additional Disbursement Loans, and within 15 business days of XES receipt of list from Client for all Accounts relating to the Additional Disbursement Loans

All Standard XES Servicing Reports	Copies of the daily XES Servicing Reports (specifically those entitled CF051R1 Cash/non-cash Reconciliation Report and CF011 Monthly 035/045 Transaction Detail) as of June 8, 2012 for all Accounts other than those relating to the Additional Disbursement Loans, and as of June 30, 2012 for all Accounts relating to the Additional Disbursement Loans.	June 9, 2012 for all Accounts other than those relating to the Additional Disbursement Loans; July 1, 2012 for all Accounts relating to the Additional Disbursement Loans

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Item	Description	Delivery Date

Accounts with active ACH	If not provided explicitly in one of the files noted above, a CSV- or XML-formatted file listing all borrowers with active auto-ACH instructions in the file format provided to the Client on April 25, 2012.	June 10, 2012 for all Accounts other than those relating to the Additional Disbursement Loans; July 1, 2012 for all Accounts relating to the Additional Disbursement Loans

Return mail	All mail returned to XES as undeliverable for subject borrowers. Return mail would include such mail not yet processed as of June 8, 2012 for all Accounts other than those relating to the Additional Disbursement Loans, and as of June 30, 2012 for all Accounts relating to the Additional Disbursement Loans, and subsequent return mail received. XES will redact any information on such mail pertaining to a loan other than the Client’s loans (e.g., borrower with an FFEL loan being serviced by XES on a combined statement).	Each business day subsequent to the deconversion for which return mail is received Up through 30 days following last deconversion

Daily activity log	Log of all borrower activity (e.g., payments, inquiries, etc) to be delivered in the format previously provided to the Client.	Each business day subsequent to the deconversion for which activity is transacted for borrowers up through 60 days from last deconversion

Joint hello/goodbye letter	In association with successor servicer, review and approve delivery of a “hello/goodbye” letter to be delivered by successor servicer to all borrowers. Letter will include logos for both companies, and will serve to inform borrowers of the change in servicer of their accounts. XES and successor servicer will jointly approve verbiage in such letter, with successor servicer responsible for letter delivery.	Review/approval prior to deconversion

Domains and dedicated phone numbers	Deconversion (including access IDs, passwords, etc) of all domains, email addresses and phone numbers dedicated exclusively to the Client loan program.	July 2, 2012

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